Exhibit 10.2

Scott C. Donnelly Chairman and CEO Textron Inc. June 12, 2012 Ms. Cheryl H. Johnson 1441 Alamo Bell Way Haslet, TX 76052	40 Westminster Street Providence, RI 02903 Tel: (401) 457-3560 Fax: (401) 457-2802 sdonnelly@textron.com

Dear Cheryl:

I am pleased to offer you the position of Executive Vice President, Human Resources, reporting directly to me. The Board and I believe you have the personal and professional qualifications to continue to make significant contributions to the success of Textron and that you will be an excellent leader of the organization as we address the challenges and opportunities facing us.

As Executive Vice President, Human Resources you shall have duties, authorities and responsibilities generally commensurate with the duties, authorities and responsibilities of persons in similar capacities in similarly sized companies, subject to Textron’s By-Laws and its organizational structure.

The main features of your compensation package, as approved by the Organization and Compensation Committee of the Board (the ‘O&C Committee’), are summarized below:

•      Base Salary

Your base salary will be $300,000 per year, to be annually reviewed by the O&C Committee when it reviews executive officer compensation.

•      Short Term Incentive Compensation

You will be eligible to participate in Textron’s Short Term Incentive Compensation (STIC) Plan, with an initial target opportunity of 60% of your base salary, based upon the achievement of the performance goals established for each performance period by the O&C Committee. Actual payouts may vary each performance period from zero to 200% of your target opportunity depending upon, among other things, the O&C Committee’s determination that you and Textron have achieved the established performance goals. Payouts are made within the first quarter after the end of the performance period.

•      Long Term Incentive Compensation

You will be eligible to participate in the Textron Long Term Incentive Compensation (LTIC) Plan with an initial target opportunity of 150% of your base salary. Any long-term incentive awards for which you may be eligible will be determined by the O&C Committee as part of its review of executive officer compensation. Awards are made in accordance with the Textron Inc. 2007 Long Term Incentive plan (or under a successor plan) and will be subject to the terms and conditions of the plan and award agreement under which they are granted. Annual long term incentive awards are generally granted in March and may consist of, among other things, performance shares or performance share units, restricted stock or restricted stock units, stock options, or other long-term incentive awards in proportions and subject to vesting requirement and other terms and conditions determined by the O&C Committee.

•      Deferred Income Plan

You will be eligible to participate in the Deferred Income Plan for Textron Executives, or any successor elective deferred compensation plan offered to Textron’s senior executives. The Deferred Income Plan currently provides a matching contributions equal to 10% of any elective deferred income (not including deferrals of base salary) that are allocated to the Textron stock unit account in the plan.

•      Other Benefits.

In addition to the benefits noted above, you will be eligible to participate in employee benefits provided in accordance with the Textron retirement program, key executive severance, health, disability, life insurance, annual physical, and other welfare benefit programs. Further details will be provided during your orientation. You will be eligible to receive four weeks’ vacation annually. Textron’s retirement program includes the Textron Savings Plan which is a 401K allowing employee contributions, a company matching contribution, and a company retirement contribution.

•      Relocation.

You will be eligible to receive relocation benefits consistent with (and subject to the same tax treatment as) the benefits under Textron’s relocation policy for executives. A copy of the policy is attached.

•      Additional Compensation.

In recognition of your promotion, you will receive an additional restricted stock unit award, settled in shares, equal to $390,000 effective July 1, 2012. The units will vest 1/3 per year beginning on the third anniversary of the grant.

•      General Provisions

You will be covered by the indemnification provisions of Textron’s By-Laws to the same extent as Textron’s other senior officers. Textron will cover you under directors and officers liability insurance for bona fide claims based on your actions or failure to act in your capacity as Textron officer in the same amount and to the same extent as Textron covers its other officers and directors.

All equity awards described in this letter will be made under the Textron Inc. 2007 Long-Term Incentive Plan (or under a successor plan), and will be subject to the terms and conditions of the plan and award agreement under which they are granted.

All of the payments and benefits described in this letter are subject to 1) applicable tax withholding, 2) the terms and conditions of the Textron plans under which they are provided (as amended from time to time), and 3) the requirements of applicable law. The dollar amounts and values described in this letter are gross amounts, before any applicable tax or tax withholding.

This is an at-will offer of employment, and you understand and agree that this letter does not create an obligation on the Company or any other person to employ you or to continue your employment for any period of time, that either you or our Company may terminate your employment at any time, with or without cause.

This offer is contingent upon successful completion of an internal review including performance and ethics reviews, as well as a background check conducted by a consumer reporting agency. Additional release forms will be provided for your completion. Textron reserves the right to rescind this offer should this contingency not be met.

The terms of the offer will be governed by the laws of Delaware.

I am pleased to offer you this opportunity to join the Textron executive leadership team.

Sincerely,

/s/ Scott C. Donnelly	Date:	6/14/12
Scott C. Donnelly

I have read the foregoing offer of at-will employment. I understand that this offer is the complete agreement between me and Textron concerning the terms of my employment, and that it replaces any prior agreements or understandings between me and Textron or offers or promises made by Textron. I agree with, and accept, this offer of employment subject to the terms and conditions detailed in this letter and the attachments.

Signed:	/s/ Cheryl H. Johnson	Date:	6/19/12
Cheryl H. Johnson